Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Travelzoo of our reports dated March 20, 2020, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Travelzoo, appearing in the Annual Report on Form 10-K of Travelzoo for the year ended December 31, 2019.

 /s/ RSM US LLP

San Jose, California
August 28, 2020